Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-1
(Form Type)

OFG BANCORP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Note #	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	1	Debt	Fixed-to-Floating Rate Subordinated Notes due 2036	457(o)	$200,000,000	100%	$200,000,000	$0.0001381	$27,620
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$200,000,000		$27,620
	Total Fees Previously Paid								0
	Total Fee Offsets								0
	Net Fee Due								$27,620

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $200,000,000.